Exhibit 99.1

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• G lobal business leader, medical doctor, author, speaker and entrepreneur in the healthcare industry. • T railblazer in regenerative medicine and predictive analytics and has focused on turnarounds, M&A and disruptive innovations in m edicine. • R eceived B.A. from Yale University, M.D. from the Yale School of Medicine, M.B.A. from the Wharton School of Business, the Stanford University Directors Program and received an honorary Doctor of Science degree from TJMC. • Founded Spiritus Therapeutics, Exotropin , LLC and Neostem , the Cura Foundation and BRM Holdings . • S erved as a member of the executive board of trustees of Sanford Health, Sanford Health’s International Board and the board of trustees of the New York University Langone Medical Center as well as chairman of the board of directors of the New York University Hospital for Joint Diseases . Robin L. Smith, M.D., MBA

Exosomes provide signal to: • Repair • Restore • Rejuvenate • Replenish NEW FRONTIER IN BEAUTY AND ANTI - AGING Exosomes carry proteins, peptides, lipids and nucleic acids that play a vital role in renewing and rejuvenating the appearance of skin and hair. When applied topically, through intercellular communication , exosomes deliver their cargo to assist with a vast array of functions to enhance the overall condition of the scalp and hair. • Reduce environmental stress • Redensify • Renew • Regenerate

THE GROWING HAIR LOSS INDUSTRY $3.5 Billion spent on all hair loss treatments “ 99% of all products Being marketing are completely ineffective” Washington Post Hair Restoration Patients 358,109 surgical patients 697,372 non - surgical patients $2.5 Billion spent on surgical procedures How many people in the U.S. are experiencing hair loss? 35 mil Men 31 mil Women 2020 Practice Census Results – International Society of Hair Restoration Surgery

HAIR LOSS IS MULTIFACTORIAL Phases of Hair Growth Catagen Telogen Return Anagen Anagen THE APPROACH TO REVITALIZE THE CONDITION AND APPPEARANCE OF HAIR MUST BE AS WELL

A 90 - DAY PHYSICIAN FORMULATED HAIR GROW SYSTEM A UNIQUE FIRST - OF - ITS - KIND SYSTEM A Multifactorial Approach Combin ing the Synergistic & Complimentary Power of • Amniotic Fluid Extract Exosomes (GROWX) • Adipose Derived Exosomes (eXo 3 ) • Aloe Vera Exosomes (aloe 3 ) To Replenish and Optimize the Condition of the Scalp and Promote the Appearance of Thicker, Fuller Looking Hair

THE POTENT COMBINATION BEHIND THE ZEO HAIR GROW SYSTEM aloe 3 (Aloe) Exosomes eXo 3 (ASC) Exosomes ZEO HAIR GROW includes the potent combination of three different sources of exosomes and added signaling molecules formulated together into a system designed to renew and replenish, making your hair look fuller, stronger and thicker. Each exosome source has its own unique signature , creating an unmatched solution for restoring the vitality of the scalp and improving the hair’s condition and appearance. Amniotic Fluid (AF) or PPX Autologous Exosomes

COMPLEMENTARY & SYNERGISTIC SECRETOMES ZEO GROW X + ZEO GROW BOOST Amniotic Fluid Extract + Potent Growth Factor Booster In O ffice “Induction/Stimulation” Procedure EXO FOLLICLE FUEL eXo 3 Exosomes + a l oe 3 E xosomes Hair & Scalp Spray At Home Maintenance P rotocol Delivers necessary support for scalp health until next GROWX + GROW BOOST In Office procedure • F ormulated to support and maintain the environment of the scalp to promote healthy hair, and natural growth. • Provides essential nutrients to completely nourish and hydrate the scalp and hair. • Targeted formulations to protect the scalp and reduce factors causing environmental and mechanical stressors to the scalp and hair follicles in order to thicken and redensify hair. • Deliver ing the necessary and relevant fortifying resources to replenish, strengthen and optimize the condition and appearance of the hair and scalp. The Sequential Combined Approach

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